Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-218626

Prospectus Supplement No. 7
(To Prospectus dated June 16, 2017)

110,494 Shares of Common Stock

220,988 Shares of Common Stock issuable upon the
exercise of outstanding warrants

This prospectus supplement supplements the prospectus dated June 16, 2017, relating to an aggregate of 331,482 shares of our common stock, par value $0.0001 per share, consisting of (i) 110,494 shares that are currently issued and outstanding, and (ii) 220,988 shares that are issuable upon the exercise of warrants to purchase shares of common stock originally issued on March 31, 2017.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 22, 2018, April 20, 2018 and May 7, 2018.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

Investing in our common stock involves risks. See the information under the captions “Risk Factors” beginning on page 8 of the accompanying prospectus. You should also read carefully and consider any additional risk factors included in documents that we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities nor passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2018

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Aveue, Suite 320 Harrison, NY USA
(Address of Principal Executive Office)

516-665-8200
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 19, 2018, AIT Therapeutics, Inc. announced its financial results for the quarter and year ended December 31, 2017. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Press Release issued on March 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.

Date: March 22, 2018	By: /s/ Steven Lisi Name: Steven Lisi Title: Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 320 Harrison, NY 10528
(Address of Principal Executive Office)

516.665.8200
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2018, the Board of Directors (the "Board") of AIT Therapeutics, Inc. (the "Company") appointed Stephen J. DiPalma as interim Chief Financial Officer of the Company, effective May 1, 2018.  Mr. DiPalma was also designated as the Company's principal accounting officer and will succeed Hai Aviv as Chief Financial Officer and principal accounting officer.  Mr. Aviv has resigned from his position, effective April 30, 2018.  His resignation is not the result of any disagreement with the Company.

Mr. DiPalma, 59, is a Managing Director of Danforth Advisors, LLC ("Danforth"), a financial consultancy specialized in working with life sciences companies.  Prior to and during his tenure at Danforth, Mr. DiPalma has served as interim CFO to several public and emerging companies in various stages of development.  Mr. DiPalma joined Danforth in 2014 and served as CFO at Forum Pharmaceuticals from 2009 to 2014.  He holds a BS from the University of Massachusetts and MBA from Babson College.

               On October 2, 2017, the Company entered into a consulting agreement (the "Consulting Agreement") with Danforth pursuant to which Danforth provides finance, accounting, and administrative functions, including interim chief financial officer services to be provided by Mr. DiPalma to the Company as of May 1, 2018. The Company will pay Danforth an agreed upon hourly rate of $350 for such services and will reimburse Danforth for expenses. The Consulting Agreement's term continues through October 2, 2018 and may be extended by mutual agreement of the parties. The Consulting Agreement may be terminated by the Company with cause with 30 days written notice or without cause, upon 60 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.

Date: April 20, 2018	By: /s/ Steven Lisi Name: Steven Lisi Title: Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 320 Harrison, NY 10528
(Address of Principal Executive Office)

516.665.8200
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.           Other Events.

On March 16, 2018, Empery Asset Master, Ltd., Empery Tax Efficient, LP and Empery Tax Efficient II, LP (together, “Empery”), and each a holder of certain of our warrants issued January 13, 2017 (the “January 2017 Warrants”), filed a complaint in the Supreme Court of the State of New York, (the “Empery Suit”), relating to the notice of adjustment of both the exercise price of, and the number of warrant shares issuable under, Empery’s January 2017 Warrants.  We were notified of the Empery Suit on April 26, 2018. The Empery Suit alleges that, as a result of certain circumstances of our offering of additional warrants, which closed on February 16, 2018, the January 2017 Warrants issued to Empery provide for adjustments to both the exercise price of the warrants and the number of warrant shares issuable upon such exercise.  Empery seeks money damages and declaratory relief under theories of breach of contract or contract reformation predicated on mutual mistake.  We intend to vigorously defend against the Empery Suit and believe that it is unlikely that the ultimate resolution of the matter will have a material adverse effect on our financial condition, results of operations or near-term liquidity.  However, we do expect to incur legal expenses as we pursue a vigorous defense against this claim.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, our expectations surrounding the potential effect the Empery Suit may have on our financial condition, results of operations or near-term liquidity. While we intend to vigorously defend against the Empery Suit, no assurance can be given as to such effects or as to the outcome of these or any other legal proceedings.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the effects of the Empery Suit to be materially different from what we currently expect. This and other important factors discussed under the caption “Risk Factors” in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission, or the SEC, on May 7, 2018, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this report. Any such forward-looking statements represent management’s estimates as of the date of this report. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.

Date: May 7, 2018	By: /s/ Steven Lisi Name: Steven Lisi Title: Chief Executive Officer